News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Reports Second Quarter 2007 Results

FOR IMMEDIATE RELEASE: July 25, 2007, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today announced results for the second quarter and six months ended June 30, 2007:

Second Quarter Ended June 30, 2007
Net sales from continuing operations for the second quarter ended June 30, 2007 increased 16 percent to $225.6 million, as compared to net sales of $194.2 million reported for the second quarter ended June 30, 2006. Net sales in the second quarter of 2007 include incremental net sales of approximately $35.9 million from the acquisition of ITML Horticultural Products (ITML), which was completed in January 2007, and incremental net sales of approximately $12.4 million from the purchase of strategic assets from Schoeller Arca Systems, Inc. North America (SASNA), which was completed in March 2007. Net sales from continuing operations, excluding the acquisitions described above, decreased by $16.8 million in the second quarter of 2007 as compared to the second quarter of 2006, primarily due to our ongoing initiatives to improve long-term results by exiting non-strategic, lower margin business across our segments, coupled with continued slowdown in certain markets, including automotive, heavy truck and tire service.

Income from continuing operations for the second quarter of 2007 was $2.5 million, as compared to $7.1 million for the second quarter of 2006. Income from continuing operations before income taxes for the second quarter of 2007 was $3.7 million compared with $11.8 million for the second quarter of 2006. The decrease in income from continuing operations before income taxes for the second quarter of 2007 is primarily the result of: 1) restructuring expenses for the recently announced plant consolidation programs, and the impact of purchase accounting adjustments on inventories, of approximately $2.8 million; 2) foreign currency transaction losses of approximately $2.5 million related to the increased strength of Canadian currency compared with U.S. currency; 3) expenses of approximately $2.2 million related to the merger transaction; and, 4) loss of approximately $0.7 million related to fair value accounting for an embedded utility contract derivative. The negative impact of these items offset our continued focus on value-based selling initiatives, strategic pricing maintenance to offset raw material costs, cost control and gains from productivity and streamlining initiatives.

Income per common share from continuing operations for the second quarter of 2007 was $0.07 per basic and diluted share, as compared to $0.20 per basic and diluted share for the second quarter of 2006. The decrease reflects the restructuring and other unusual items as outlined above, as well as the increased slowdown in certain markets as discussed above.

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Six Months Ended June 30, 2007
Net sales from continuing operations for the six months ended June 30, 2007 increased 18 percent to $472.1 million, as compared to net sales of $399.8 million reported for the six months ended June 30, 2006. Net sales in the first six months of 2007 include incremental net sales of approximately $80.7 million from the acquisition of ITML and approximately $14.1 million from the SASNA asset purchase.

Income from continuing operations for the six months ended June 30, 2007 was $17.3 million, as compared to $17.1 million for the six months ended June 30, 2006. Income from continuing operations for the first six months of 2007 reflects the negative impact of restructuring and unusual items as outlined above for the second quarter of 2007.

Income per common share from continuing operations for the six months ended June 30, 2007, was $0.49 per basic and diluted share, as compared to $0.49 per basic and diluted share for the six months ended June 30, 2006.

Business Segment Results: Continuing Operations for the Quarter and Six Months ended June 30, 2007

Lawn & Garden Segment
In the Lawn & Garden Segment, net sales for the second quarter of 2007 were $72.2 million, an increase of 96 percent as compared to $36.8 million in the second quarter of 2006. For the six months ended June 30, 2007, net sales were $166.1 million, an increase of 88 percent as compared to $88.3 million for the six months ended June 30, 2006. Net sales for the second quarter and six months ended June 30, 2007 include incremental net sales of approximately $35.9 million and $80.7 million, respectively, from the acquisition of ITML. Sales performance in the quarter continued to track on an improving trend compared to the extreme sales downturn from market factors experienced in the second half of 2006. Sales in the second quarter of 2007 were also impacted by strong, regionalized price competition across grower markets and a change in a customer program based on revisions to retail merchandising needs.

Loss before taxes in the Lawn & Garden Segment for the second quarter of 2007 was approximately $0.9 million as compared to income before taxes of $2.0 million in the second quarter of 2006. This loss includes approximately $2.5 million of foreign currency transaction losses related to the increased strength of Canadian currency compared with U.S. currency, loss of approximately $0.7 million related to fair value accounting for an embedded utility contract derivative, as well as approximately $0.1 million of restructuring expenses related to implementation of synergy programs. These expenses were partially offset by pricing initiatives to recover raw material costs, operating expense controls, and productivity initiatives. For the six months ended June 30, 2007, income before taxes was $9.9 million, an increase of 11 percent as compared to $8.9 million for the six months ended June 30, 2006.

North American Material Handling Segment
In the North American Material Handling Segment, net sales for the second quarter of 2007 were $63.6 million, an increase of 6 percent as compared to $60.0 million in the second quarter of 2006. Net sales in the quarter reflect a favorable product mix of reusable container systems, including the addition of strategic bulk container systems from the SASNA asset purchase. For the six months ended June 30, 2007, net sales were $130.1 million, an increase of 7 percent as compared to $122.1 million for the six months ended June 30, 2006. Net sales for the second quarter and six months ended June 30, 2007 include incremental net sales of approximately $12.4 million and $14.1 million, respectively, from the SASNA asset purchase.

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Income before taxes in the North American Material Handling Segment for the second quarter of 2007 was $7.1 million, a decrease of 16 percent as compared to $8.4 million for the second quarter of 2006. The key factors influencing second quarter profitability include product mix, maintenance of strategic selling prices to offset raw material costs, and productivity gains, all of which helped to partially offset the negative impact of approximately $2.5 million of restructuring and severance expenses related to a facility consolidation and the impact of purchase accounting adjustments on SASNA inventories. For the six months ended June 30, 2007, income before taxes was $22.0 million, an increase of 30 percent as compared to $16.9 million for the six months ended June 30, 2006.

Distribution Segment
In the Distribution Segment, net sales for the second quarter of 2007 were $50.7 million as compared to $50.1 million in the second quarter of 2006. This segment's sales performance in the second quarter was positive in the face of slowdown in certain markets of the segment, driven by soft demand for tire service and replacement passenger and truck tires, as well as the effect of escalating fuel prices. For the six months ended June 30, 2007, net sales were $97.0 million as compared to $96.6 million for the six months ended June 30, 2006.

Income before taxes in the Distribution Segment for the second quarter of 2007 was $5.5 million, unchanged as compared to $5.5 million in the second quarter of 2006. In addition to the slowdown in certain markets, the key factors influencing profitability during the second quarter continued to be increased operating expenses associated with productivity initiatives and compensation. For the six months ended June 30, 2007, income before taxes was $10.0 million, a decrease of 3 percent as compared to $10.3 million for the six months ended June 30, 2006.

Automotive & Custom Segment
In the Automotive & Custom Segment, net sales for the second quarter of 2007 were $44.5 million, a decrease of 16 percent as compared to $52.9 million in the second quarter of 2006. The strategy in this segment of continuing to target strategic, niche-market customers with a higher-value product mix, and selectively competing in the automotive sector, did not yet offset effects from the slowdown in the overall automotive and heavy truck markets, a trend which is expected to continue in the short term. For the six months ended June 30, 2007, net sales were $89.7 million, a decrease of 14 percent as compared to $104.7 million for the six months ended June 30, 2006.

Income before taxes in the Automotive & Custom Segment for the second quarter of 2007 was $3.0 million, a decrease of 36 percent as compared to $4.7 million in the second quarter of 2006. This decrease reflects approximately $0.2 million in restructuring expenses related to a plant consolidation, as well as the impact of strategic selling initiatives-- which are reducing volumes in the short term but aimed at improving profitability over the long-term-- from which the anticipated benefits were not yet realized as of the second quarter of 2007. For the six months ended June 30, 2007, income before taxes was $5.7 million, a decrease of 34 percent as compared to $8.6 million for the six months ended June 30, 2006.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Myers Industries had net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

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About the Second Quarter 2007 Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management's further review of our results for the quarter ended June 30, 2007. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

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Myers Industries, Inc.
TABLE 1: UNAUDITED CONDENSED STATEMENTS OF INCOME

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net Sales	$225,621,571	$194,156,515	$472,092,102	$399,816,454

Cost of Sales	167,793,941	139,473,943	340,498,737	291,049,765

Gross Profit	57,827,630	54,682,572	131,593,365	108,766,689

Selling, General and Administrative Expenses	49,717,419	38,702,589	96,526,291	73,095,297

Operating Income	8,110,211	15,979,983	35,067,074	35,671,392

Interest Expense, Net	4,421,869	4,222,507	7,987,357	8,150,817

Income from Continuing Operations Before Income Taxes	3,688,342	11,757,476	27,079,717	27,520,575

Income Taxes	1,175,000	4,622,198	9,829,000	10,375,511

Income from Continuing Operations	2,513,342	7,135,277	17,250,717	17,145,064

Income (Loss) from Discontinued Operations, Net of Tax	0	(107,113,168)	17,787,646	(106,325,712)

Net Income (Loss)	$2,513,342	$(99,977,890)	$35,038,363	$(89,180,648)

Income (Loss) per Common Share
Basic
Continuing Operations	$.07	$.20	$.49	$.49
Discontinued Operations	0	(3.06)	.51	(3.04)

Net income	$.07	$(2.86)	$1.00	$(2.55)

Diluted
Continuing Operations	$.07	$.20	$.49	$.49
Discontinued Operations	0	(3.05)	.51	(3.03)

Net Income (Loss)	$.07	$(2.85)	$1.00	$(2.54)

Average Shares Outstanding	35,139,557	34,982,284	35,115,249	34,923,006

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 Unaudited Pro Forma Condensed Consolidated Financial Information
for the twelve months ended June 30, 2007

As used in this press release, unless the context indicates otherwise:

References to the ''Company,'' ''we,'' ''our,'' ''us,'' and ''Myers Industries,'' refer to Myers Industries, Inc. and its subsidiaries;

references to the "Acquisition" refer to the purchase, pursuant to an Agreement and Plan of Merger, dated April 24, 2007, by and among us, Myers Holdings Corporation (''Holdings'') and Myers Acquisition Corporation (''Merger Sub''), companies formed solely for the purpose of consummating the Acquisition and controlled by GS Capital Partners VI, L.P. and its affiliates (the ''Equity Sponsor''), by the Equity Sponsor of our outstanding shares of common stock for $22.50 per share;

references to the "new credit facilities" collectively refer to the new term loan credit facility (the ''new term loan credit facility'') and the new revolving credit facility (the ''new revolving credit facility''), expected to be entered into in connection with the Acquisition;

references to the "notes" refer to senior subordinated notes due 2017, expected to be entered into in connection with the Acquisition; and,

references to the "Transactions" refer collectively to the Acquisition, the proceeds from the notes offering, borrowings under the new term loan credit facility, the equity contributions from the Equity Sponsor and our payment of any costs related to these transactions.

Set forth below is our unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2007, which reflects the Transactions as if they had occurred on January 1, 2006. The following unaudited pro forma condensed statement of operations data is based, in part, on our preliminary results for the six-month period ended June 30, 2007, which may be different from our actual results. Any such differences may be material.

The unaudited pro forma condensed consolidated information is presented for informational purposes only and does not purport to represent our results of operations for the twelve months ended June 30, 2007 as if the Transactions had occurred on January 1, 2006, or to project the results for any future date or period.

The unaudited pro forma condensed consolidated financial information gives effect to the Transactions and also gives effect to the acquisition of ITML, which occurred on January 9, 2007, for the full period presented. The unaudited pro forma condensed consolidated financial information for the twelve months ended June 30, 2007 has been derived, in part, from the following historical financial statements:

our audited historical financial statements for the year ended December 31, 2006 and our unaudited historical financial statements for the six months ended June 30, 2007 and 2006;

the audited historical financial statements of ITML for the year ended October 31, 2006; and,

the unaudited historical financial statements of ITML for the period from November 1, 2006 through December 31, 2006 and the eight day period from January 1, 2007 through January 8, 2007.

The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated statement of operations. The pro forma adjustments are based on

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preliminary estimates of the fair values of assets and liabilities acquired, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. In particular, adjustments with respect to the notes and the new credit facilities reflect estimated interest rates. The final interest rates, financing costs incurred and application of proceeds will be determined on the date of the pricing of the notes and the new credit facilities and may differ from those reflected in the unaudited pro forma condensed consolidated financial information. ITML's historical consolidated financial statements, from which this pro forma condensed consolidated statement of operations is derived, were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. We believe any such differences are not material to the information presented.

Myers Industries, Inc.

TABLE 2: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
for the twelve months ended June 30, 2007
($ millions)

	ProForma Adjustments
Myers Historical		ITML Historical (a)	ITML Acquisition		Acquisition		ProForma Combined (h)

Net Sales	$852.3	$83.1					$935.4

Cost of Sales	$621.9	$74.0	(1.8 3.6	)(b) (c)	$5.2	(c)	$702.9

Selling, general and administrative expenses	$170.1	$5.0	$(.08	)(d)	$8.6	(c)	$182.9

Operating income (loss)	$60.3	$4.1	$(1.0)		$(13.8)		$49.6

Interest Expense, Net	$15.7	$2.2	$4.3		$50.0	(g)	$72.2

Income (loss) from continuing operations before income taxes	$44.6	$1.9	$(5.3)		$(63.8)		$(22.6)

Income Taxes	$15.8	$0.0	$(1.3	)(f)	$(23.6	)(f)	$(9.1)

Income (Loss) from Discontinued Operations, Net of Tax	$28.8	$1.9	$(4.0)		$(40.2)		$(13.5)

The unaudited pro forma condensed consolidated statement of operations reflects the following pro forma adjustments as further described below:

(a)    The ITML historical amounts within the ''ITML Historical'' column in the unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2007 include the unaudited historical results of ITML from July 1, 2006 through January 8, 2007, the date just prior to our acquisition of ITML. The historical amounts of ITML have been converted from Canadian dollars to U.S. dollars using an average exchange rate of $0.88 of U.S. dollars to Canadian dollars.

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(b)    Reflects the elimination of the impact on cost of sales resulting from ITML inventory adjustments to fair value in purchase accounting previously recorded in our unaudited historical results for the twelve months ended June 30, 2007.

(c)    To record the incremental depreciation and amortization expense resulting from the adjustments of property, plant and equipment and intangible assets to estimated fair values as a result of the ITML acquisition and the Acquisition as follows ($ millions):

	For the twelve months ended June 30, 2007
	Depreciation	Amortization
ITML	3.6	--
The Acquisition	5.2	8.6
Total incremental depreciation and amortization expense	$8.8	$8.6

Total incremental depreciation and amortization expense for the twelve months ended June 30, 2007 was $8.8 million allocated to cost of sales and $8.6 million allocated to selling, general and administrative expenses.

The adjustments above were based upon the preliminary appraised values of the long-lived tangible and intangible assets of ITML and the remainder of Myers Industries, Inc. Identifiable intangible assets of approximately $156.0 million associated with tradenames are not being amortized as the lives are considered indefinite. The actual increases to depreciation and amortization expense are subject to the completion of appraisals, other studies and additional information and could differ significantly from the adjustments shown above.

(d)    To eliminate a management bonus of $0.5 million and loss on debt extinguishment of $0.3 million incurred in connection with the acquisition of ITML.

(e)    Reflects additional interest expense resulting from borrowings used to finance the ITML acquisition and retire assumed debt. The interest rate on the additional borrowings under our credit facility of approximately $110 million is assumed to have been 5.9% per annum for the entire period. Included in this adjustment for the twelve months ended June 30, 2007 is the elimination of ITML interest expense of $2.2 million and the additional interest expense under our credit facility of $6.5 million.

(f)    The pro forma income tax expense for each period was determined by computing the pro forma effective tax rates for each period, giving effect to the acquisition of ITML and the Acquisition. The pro forma income tax adjustments included in the ITML Acquisition column represent the adjustment to ITML's historical income tax expense necessary to adjust pro forma income tax expense to the estimated effective tax rate of approximately 37%. The pro forma adjustments to income tax expense included in the Acquisition column represent the application of the pro forma effective tax rate of approximately 37% to the pro forma adjustments. The pro forma effective tax rate differs from the U.S. statutory rate of 35% primarily due to the impact of state income taxes, net of federal tax benefit.

(g)    Represents the estimated increase in interest expense resulting from the financing for the Acquisition, assuming the Acquisition had occurred as of January 1, 2006. Total pro forma interest expense for the period is as follows ($ millions):

For the twelve months ended June 30, 2007
New credit facilities:
New revolving credit facility (1)	$ 0.8
New term loan credit facility (2)	42.0
Notes (3)	26.5
Other (4)	2.9
Total	$ 72.2

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(1)    Reflects commitment fees of 0.50% under the $150.0 million new revolving credit facility, which we anticipate to be undrawn at closing. For purposes of preparing our pro forma statement of operations, we assume the new revolving credit facility will be undrawn at closing and during the period.

(2)    Reflects interest on the $535.0 million new term loan credit facility at an expected rate of 7.86%, determined as LIBOR (at an assumed rate of 5.36%) plus 2.50%.

(3)    Reflects interest on the $265.0 million notes at an average interest rate of 10.00%.

(4)    Reflects interest on $6.9 million of internal revenue bonds at an average interest rate of 4.3% and amortization of estimated financing costs.

For the twelve months ended June 30, 2007, each 0.125% increase in assumed interest rates on all pro forma debt outstanding would amount to a change in pro forma interest expense and income from continuing operations of $1.0 million and $0.6 million, respectively

(h)    We expect to incur additional charges associated with the Acquisition. These costs, which are not included in the amounts shown above, are anticipated to be incurred in conjunction with and subsequent to the Acquisition. Approximately $20.2 million related to the cost of sales impact of the write-up of acquired inventories to fair value will be incurred subsequent to the Acquisition. In addition, a charge of approximately $5.6 million will be incurred in connection with the retirement of existing debt. We also expect to incur restructuring charges over the next several quarters as we implement cost savings initiatives associated with the ITML acquisition and the SASNA acquisition. In addition, we also expect to incur charges just prior to the closing of the Acquisition of approximately $3.1 million associated with the acceleration of vesting of stock options and restricted shares.

Pro forma EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2007

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of financial information with useful information. Because EBITDA is a non-U.S. GAAP financial measure, it does not comply with the SEC's rules and regulations on the use of financial measures that differ from measures calculated with U.S. GAAP and, accordingly, would not be included in any filing with the SEC. However, management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs.

Our EBITDA calculations represent income from continuing operations, before interest income and expense, income tax expense, depreciation and amortization. EBITDA is also used for internal analysis purposes. EBITDA should not be construed as an alternative to net income as an indicator of our performance, or as an alternative to cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it is likely to differ from similarly titled measures used by other entities.

Our reconciliation of income (loss) from continuing operations to EBITDA is as follows:

Pro forma for the twelve months ended June 30, 2007 ($ millions)

Income (loss) from continuing operations	$ (13.5)
Income tax expense (benefit)	(9.1)
Interest expense, net	72.2
Depreciation and amortization	53.4

EBITDA	$ 103.0

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Adjusted EBITDA is defined as EBITDA adjusted for the impact of LIFO accounting for inventories, non-cash stock compensation expenses as reflected in our historical financial statements, restructuring and severance expenses, corporate expenses related to the Acquisition and foreign currency transaction loss related to the increased strength of Canadian currency as compared to U.S. currency. In addition, Adjusted EBITDA gives effect to the recently completed acquisition of certain equipment, molds and inventory related to the Xytec and Combo product lines of SASNA as well as certain anticipated cost savings associated with this acquisition and the recent acquisition of ITML that we expect to realize over the next 18 months. These anticipated cost savings are based on estimates and assumptions made by us that, although currently considered reasonable by us, are inherently uncertain and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that such savings will be achieved. We believe that these types of exclusions and inclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-U.S. GAAP financial measure used by financial analysts and others in our industry to meaningfully evaluate a company's future operating performance, cash flow and ability to service its debt. Adjusted EBITDA is not intended to represent cash flows from operations, as defined using U.S. GAAP, and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net income as a measure of operating performance. The nature of the unusual items included or excluded from Adjusted EBITDA generally would not qualify as ''nonrecurring'' or as other allowable pro forma adjustments as defined in the SEC's rules and, accordingly, would not be included in any filing with the SEC. We include Adjusted EBITDA information because we believe a similar measure is used by investors and noteholders to evaluate our ability to service debt. Our measure of Adjusted EBITDA is likely to differ from similarly titled measures of other companies.

Our reconciliation of EBITDA to Adjusted EBITDA is as follows:

Pro forma for the twelve months ended June 30, 2007 ($ millions)

EBITDA	103.0
LIFO (a)	1.7
Stock compensation (b)	0.9
Restructuring expenses and other (c)	4.2
Merger expenses (d)	2.2
Currency transaction losses (e)	3.4
Derivative valuation loss (f)	0.7

Adjusted EBITDA before SASNA acquisition and future cost savings	116.1
Estimated impact of SASNA acquisition and future cost savings (g)	27.3

Adjusted EBITDA	$ 143.4

Adjusted EBITDA calculations, which include items in the twelve months ended June 30, 2007, are associated with:

(a)  We account for a portion of our raw materials and finished goods inventory under the LIFO method. These adjustments reflect the net impact on cost of sales and EBITDA if we had been exclusively using the FIFO method of inventory cost valuation.

(b) Adjustments reflect non-cash stock compensation expenses incurred.

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(c) This item includes expenses for the plant consolidation and streamlining initiatives, severance expenses and purchase accounting adjustments on SASNA inventories.

(d) This item includes expenses related to the Transactions.

(e) This item represents the negative impact from foreign currency transaction losses related to the increased strength of Canadian currency compared with U.S. currency.

(f) This item represents the loss of approximately $0.7 million related to fair value accounting for an embedded utility contract derivative.

(g) The $27.3 million reflects: 1) estimated incremental EBITDA from sales of SASNA products, less realized amounts included in the pro forma condensed consolidated statement of income for the twelve months ended June 30, 2007; 2) certain anticipated cost savings associated with the recent acquisition of ITML and SASNA that we expect to realize over the next 18 months; and, 3) cost savings from the additional facility consolidations in North American Material Handling and Automotive and Custom Segments. These items are based on estimates and assumptions made by us that, although currently considered reasonable by us, are inherently uncertain and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the results will be achieved.

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